Dice Holdings, Inc. Reports Third Quarter 2012 Results

•	Revenues totaled $48.0 million in the third quarter; excluding the acquisition, revenues were $47.3 million

•	Acquisition of Slashdot and SourceForge significantly increased reach into global technology community

•	Net income grew 18% year-over-year to $11.0 million, resulting in diluted earnings per share increasing 31% year-over-year to $0.17

•	Adjusted EBITDA was 40% of revenue or $19.3 million (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred revenue totaled $66.1 million, an 11% increase from September 30, 2011

New York, New York, October 24, 2012 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended September 30, 2012.
Third Quarter Operating Results
Revenues for the quarter ended September 30, 2012 totaled $48.0 million, an increase of 3% from $46.8 million in the comparable quarter of 2011. Excluding the acquisition of Slashdot, SourceForge and Freecode, revenues were $47.3 million in the third quarter.
The acquisition of Slashdot, SourceForge and Freecode from Geeknet, Inc. was completed on September 17, 2012. These sites have substantial and highly engaged audiences that fit with the Company's strategy to provide content, community and services that are important in technology professionals' everyday work lives. Furthermore, Slashdot and SourceForge position the Company to expand its specialized technology recruiting service globally.
In the third quarter of 2012, Dice.com's revenues increased 7% year-over-year driven by increases in both average recruitment package customers and the average monthly revenue generated by those customers. Rigzone's revenues grew 10% year-over-year, with stronger revenue growth in content supported advertising and career center businesses. Recruitment activity in financial services generally continued to be lower, resulting in a decrease in revenues of 20% year-over-year at eFinancialCareers.
Operating expenses increased 5% year-over-year for the third quarter to $33.3 million due to continued investments in product development, marketing and expenses related to the acquisition.

Net income for the quarter ended September 30, 2012 grew 18% year-over-year to $11.0 million. Net income was favorably impacted by lower income tax expense due to the expiration of the statute of limitations related to various tax positions. Diluted earnings per share were $0.17 for the third quarter of 2012, an increase of 31% from $0.13 diluted earnings per share in the quarter ended September 30, 2011.

Net cash provided by operating activities totaled $10.3 million for the quarter ended September 30, 2012.
Adjusted EBITDA for the quarter ended September 30, 2012 totaled $19.3 million, as compared with $21.1 million for the third quarter of 2011. Adjusted EBITDA equaled 40% of revenues in the third quarter of 2012. See “Notes Regarding the Use of Non-GAAP Financial Measures.”
Operating Segment Results
For the quarter ended September 30, 2012, Tech & Clearance segment revenues increased 10% year-over-year to $33.0 million, or 69% of Dice Holdings' consolidated revenues. Growth was primarily driven by a 6% increase year-over-year in the average number of recruitment package customers Dice.com served, as well as a 4% increase in the average monthly revenue generated by those customers. The acquisition of Slashdot, SourceForge and Freecode added $0.8 million to Tech & Clearance revenues. In addition, ClearanceJobs grew 12% year-over-year as more customers utilized the service.
Finance segment revenues for the third quarter of 2012 decreased 20% year-over-year to $9.4 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the third quarter of 2012 by $0.2 million, as compared to the third quarter of 2011. Continental Europe continues to be a challenging market, while demand levels have stayed relatively consistent in North America and Asia Pacific regions.
The Energy segment grew 10% year-over-year to contribute $4.5 million in revenues in the quarter ended September 30, 2012, accounting for 9% of consolidated revenues. This result was driven by strong year-over-year revenue increases in career center and advertising businesses, partially offset by a decline in our events business due to the timing of a biannual industry event that did not occur in the current period.

Other segment revenues increased 19% year-over-year to $1.2 million for the quarter ended September 30, 2012 from the comparable 2011 period, driven by year-over-year increases in revenues of 26% and 12% at AllHealthcareJobs.com and Targeted Job Fairs, respectively.

Nine Month Operating Results
Revenues for the nine months ended September 30, 2012 increased 8% to $142.6 million, as compared to $131.8 million in the same period in 2011. Recruitment activity at Dice.com and Rigzone improved as compared to the same period a year ago. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the nine months ended September 30, 2012 by $0.6 million from the comparable 2011 period.
By segment, Tech & Clearance revenues increased 15% to $96.3 million for the nine month period ended September 30, 2012. In the same period, the Finance segment contributed revenues of $29.1 million, a decrease of 14% from the nine month period ended September 30, 2011. Energy segment revenues increased 21% to $13.8 million. Other revenues increased 29% to $3.4 million.
Net income for the nine months ended September 30, 2012 increased 23% to $29.1 million, as compared to $23.6 million for the nine months ended September 30, 2011.
For the nine month period ended September 30, 2012, net cash provided by operating activities totaled $44.5 million. Adjusted EBITDA for the nine months ended September 30, 2012 increased 4% to $57.9 million, as compared with $55.6 million for the same period in 2011. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at September 30, 2012 was $66.1 million compared to $59.4 million at September 30, 2011 and $66.8 million at June 30, 2012. The 11% year-over-year increase was primarily driven by increases in our Dice and Rigzone services, as well as the addition of $2.4 million due to the acquisition.

Net Cash, defined as cash and cash equivalents and investments less total debt, was $8.0 million at September 30, 2012, consisting of cash and cash equivalents and investments of $50.0 million minus total debt of $42.0 million. This compares to a Net Cash balance of $41.5 million at June 30, 2012, consisting of cash and cash equivalents and investments of $56.5 million minus total debt of $15.0 million.

During the third quarter of 2012, the Company purchased 2,745,001 shares of its common stock on the open market pursuant to its stock repurchase plan at an average cost of $8.15 per share, for a total of approximately $22.4 million. In addition, the company paid $20 million in cash for the aforementioned acquisition.

Management Comments

Scot Melland, Chairman, President and CEO, said, “Since our last quarterly report, recruitment activity has been generally stable with the exception of Europe which has continued to soften.  During the quarter, we added customers and our renewal rates improved a bit at our Dice service.  Strategically, our acquisition of Slashdot and SourceForge will enable our customers to reach millions of engaged technology professionals worldwide.”  Mr. Melland added, “We believe this global distribution and our specialized approach positions us to capitalize on what we anticipate to be a continued, gradual employment recovery.”

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, said, “Our operating strategy and performance allows us to consistently reinvest in our businesses, make strategic acquisitions and return cash to our shareholders. This quarter, we clearly demonstrated all three. Since the inception of our share repurchases in the third quarter of 2011, we've purchased 8.7 million shares and our diluted share count has been reduced by 10 percent, while at the same time making strategically important acquisitions.” Mr. Durney added, “We continue to be in a great position to invest for long-term growth, including ongoing investments in product development, marketing and our vertical markets.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of October 24, 2012 for the quarter and year ending December 31, 2012. The Company's actual performance will vary based on a number of factors including those that are outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending December 31, 2012	Year ending December 31, 2012
Revenues*	$51.4 mm	$194 mm
Year/Year Increase in Revenues	9%	8%

Estimated Contribution by Segment
Tech & Clearance	71%	68%
Finance	17%	20%
Energy	10%	10%
Other	2%	2%

Adjusted EBITDA*	$18.6 mm	$76.5 mm

Depreciation and amortization	$3.3 mm	$12.6 mm
Non-cash stock compensation expense	$1.5 mm	$ 6.1 mm
Interest expense, net	$0.4 mm	$ 2.0 mm
Income taxes	$4.7 mm	$18.2 mm

Net income	$8.7 mm	$37.6 mm

Adjusted EBITDA Margin	36%	39%

Fully diluted share count	63 mm	65 mm

*The Company estimates the contribution from the acquisition of Slashdot, SourceForge and Freecode will be $4.5 million and $5.3 million in Revenues for the quarter and year ending 2012, respectively, and no contribution to Adjusted EBITDA in either period.

Conference Call Information

The Company will host a conference call to discuss third quarter 2012 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-203-3436 or for international callers by dialing 617-213-8849; the passcode is 43311414. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 90529476. The replay will be available until October 31, 2012.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011

Revenues	$48,038	$46,804	$142,625	$131,774

Operating expenses:
Cost of revenues	3,603	3,333	10,555	9,616
Product development	3,874	2,602	10,250	7,470
Sales and marketing	16,194	14,898	48,801	44,646
General and administrative	6,736	6,073	19,753	17,827
Depreciation	1,505	1,250	4,031	3,414
Amortization of intangible assets	1,419	2,475	4,954	7,404
Change in acquisition related contingencies	—	1,174	—	3,156
Total operating expenses	33,331	31,805	98,344	93,533
Operating income	14,707	14,999	44,281	38,241
Interest expense	(327)	(333)	(1,696)	(1,119)
Interest income	16	37	72	92
Income before income taxes	14,396	14,703	42,657	37,214
Income tax expense	3,395	5,392	13,583	13,574
Net income	$11,001	$9,311	$29,074	$23,640

Basic earnings per share	$0.18	$0.14	$0.47	$0.36
Diluted earnings per share	$0.17	$0.13	$0.44	$0.34

Weighted average basic shares outstanding	59,907	66,447	62,214	66,004
Weighted average diluted shares outstanding	63,143	70,157	65,636	70,477

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$11,001	$9,311	$29,074	$23,640
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,505	1,250	4,031	3,414
Amortization of intangible assets	1,419	2,475	4,954	7,404
Deferred income taxes	(1,023)	(964)	(2,543)	(1,845)
Amortization of deferred financing costs	61	114	1,028	346
Share based compensation	1,606	1,237	4,621	3,386
Change in acquisition related contingencies	—	1,174	—	3,156
Change in accrual for unrecognized tax benefits	(1,653)	(656)	(1,467)	(550)
Changes in operating assets and liabilities:
Accounts receivable	319	(500)	3,857	217
Prepaid expenses and other assets	(533)	(251)	(500)	(894)
Accounts payable and accrued expenses	126	856	(975)	(193)
Income taxes receivable/payable	817	3,520	(135)	7,229
Deferred revenue	(3,339)	(300)	2,521	10,188
Other, net	16	3	51	10
Net cash flows from operating activities	10,322	17,269	44,517	55,508
Cash flows from investing activities:
Payments for acquisitions	(21,000)	—	(21,000)	—
Purchases of fixed assets	(977)	(1,824)	(4,031)	(5,319)
Purchases of investments	(3)	(4,738)	(1,738)	(4,988)
Maturities and sales of investments	2,006	300	3,005	2,150
Net cash flows from investing activities	(19,974)	(6,262)	(23,764)	(8,157)
Cash flows from financing activities:
Payments on long-term debt	(7,000)	(1,000)	(23,500)	(25,000)
Proceeds from long-term debt	34,000	—	50,500	—
Proceeds from sale of common stock	—	—	—	11,943
Purchase of treasury stock related to option exercises	—	—	—	(11,943)
Payments under stock repurchase plan	(22,776)	(7,454)	(56,840)	(7,454)
Payment of acquisition related contingencies	—	—	(1,557)	(230)
Proceeds from stock option exercises	189	328	1,319	4,443
Purchase of treasury stock related to vested restricted stock	(11)	—	(403)	(171)
Excess tax benefit over book expense from stock options exercised	(23)	1,262	921	7,444
Financing costs paid	—	—	(1,101)	—
Net cash flows from financing activities	4,379	(6,864)	(30,661)	(20,968)
Effect of exchange rate changes	760	(970)	993	93
Net change in cash and cash equivalents for the period	(4,513)	3,173	(8,915)	26,476
Cash and cash equivalents, beginning of period	50,835	66,333	55,237	43,030
Cash and cash equivalents, end of period	$46,322	$69,506	$46,322	$69,506

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	September 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$46,322	$55,237
Investments	3,701	4,983
Accounts receivable, net	21,859	20,684
Deferred income taxes - current	888	509
Prepaid and other current assets	2,614	2,190
Total current assets	75,384	83,603
Fixed assets, net	10,539	8,726
Acquired intangible assets, net	62,142	56,471
Goodwill	184,714	176,365
Deferred financing costs, net	1,138	957
Other assets	583	256
Total assets	$334,500	$326,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	14,416	14,599
Deferred revenue	66,144	60,887
Current portion of acquisition related contingencies	—	1,557
Current portion of long-term debt	—	4,000
Income taxes payable	2,896	2,929
Total current liabilities	83,456	83,972
Long-term debt	42,000	11,000
Deferred income taxes - non-current	14,998	17,167
Accrual for unrecognized tax benefits	2,402	3,869
Other long-term liabilities	1,150	1,154
Total liabilities	144,006	117,162
Total stockholders' equity	190,494	209,216
Total liabilities and stockholders' equity	$334,500	$326,378

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three and nine month periods ended September 30, 2012 and 2011 and a balance sheet as of September 30, 2012 and December 31, 2011 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three and nine month periods ended September 30, 2012 and 2011 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three and nine month periods ended September 30, 2012 and 2011 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$11,001	$9,311	$29,074	$23,640
Interest expense	327	333	1,696	1,119
Interest income	(16)	(37)	(72)	(92)
Income tax expense	3,395	5,392	13,583	13,574
Depreciation	1,505	1,250	4,031	3,414
Amortization of intangible assets	1,419	2,475	4,954	7,404
Change in acquisition related contingencies	—	1,174	—	3,156
Non-cash stock compensation expense	1,606	1,237	4,621	3,386
Other	16	—	16	(44)
Adjusted EBITDA	$19,253	$21,135	$57,903	$55,557

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$10,322	$17,269	$44,517	$55,508
Interest expense	327	333	1,696	1,119
Amortization of deferred financing costs	(61)	(114)	(1,028)	(346)
Interest income	(16)	(37)	(72)	(92)
Income tax expense	3,395	5,392	13,583	13,574
Deferred income taxes	1,023	964	2,543	1,845
Change in accrual for unrecognized tax benefits	1,653	656	1,467	550
Change in accounts receivable	(319)	500	(3,857)	(217)
Change in deferred revenue	3,339	300	(2,521)	(10,188)
Changes in working capital and other	(410)	(4,128)	1,575	(6,196)
Adjusted EBITDA	$19,253	$21,135	$57,903	$55,557

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues by Segment
Tech & Clearance (1)	$32,975	$29,982	$96,278	$83,925
Finance	9,379	11,738	29,141	33,840
Energy	4,486	4,076	13,813	11,377
Other	1,198	1,008	3,393	2,632
	$48,038	$46,804	$142,625	$131,774
Percentage of Revenues by Segment
Tech & Clearance	68.7%	64.0%	67.5%	63.7%
Finance	19.5%	25.1%	20.4%	25.7%
Energy	9.3%	8.7%	9.7%	8.6%
Other	2.5%	2.2%	2.4%	2.0%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$19,253	$21,135	$57,903	$55,557
Adjusted EBITDA Margin	40.1%	45.2%	40.6%	42.2%

Calculation of Free Cash Flow
Net cash provided by operating activities	$10,322	$17,269	$44,517	$55,508
Purchases of fixed assets	(977)	(1,824)	(4,031)	(5,319)
Free Cash Flow	$9,345	$15,445	$40,486	$50,189

Deferred Revenue (end of period)	$66,144	$59,447	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,600	8,050	8,100	7,000
End of period	8,650	8,250	8,650	8,250
Average for the period (2)	8,600	8,150	8,600	7,800

Dice.com Average Monthly Revenue per Recruitment Package Customer (3)	$978	$936	$968	$919

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs and Geeknet Media (since date of acquisition, September 17, 2012)
Finance: eFinancialCareers worldwide
Energy: Rigzone and WorldwideWorker (combined in January 2012)
Other: AllHealthcareJobs and Targeted Job Fairs

(1) Includes $761,000 of Geeknet Media revenue
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.